UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2021

INTERNATIONAL MONEY EXPRESS, INC.
(Exact name of registrant as specified in charter)

Delaware	001-37986	47-4219082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9480 South Dixie Highway, Miami, Florida	33156
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 671-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock ($0.0001 par value)	IMXI	The Nasdaq Capital Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2021, Intermex Holdings, Inc. (“Intermex”), a subsidiary of International Money Express, Inc. (the “Company”), entered into an amended and restated employment agreement (the “Employment Agreement”) with Robert Lisy effective as of January 1, 2021, pursuant to which Mr. Lisy will continue to provide services as the President and Chief Executive Officer of Intermex and the Company.  The term of the Employment Agreement is until December 31, 2021, with automatic one-year extensions subject to 90 days’ written notice of nonrenewal by either party.  The Employment Agreement, among other things, revises the prior agreement to reflect the current corporate structure, but is materially the same as the prior agreement except for the changes outlined in the following paragraph.

The Employment Agreement provides for a base salary of $1,000,000 per year, subject to increase at the discretion of the Board of Directors of the Company (the “Board”). The Employment Agreement also provides that Mr. Lisy shall have the opportunity to earn a performance based bonus with a target annual bonus opportunity of 100% of his then-current base salary, based on achievement of certain EBITDA results. The amount of any annual bonus payable shall be determined by the Board in its discretion. The Board may prospectively amend or modify from time to time the established bonus criteria, including any related performance requirements and target levels.  The Employment Agreement also provides that Mr. Lisy is eligible to participate in the Company’s 2020 Omnibus Equity Compensation Plan, and shall, subject to his continued employment, receive no later than March 15, 2021, a grant of restricted stock units with an aggregate grant date fair value of $1,250,000 and a grant of performance stock units with an aggregate grant date fair value of $1,250,000, each as computed in accordance with U.S. GAAP.  The vesting terms and performance goals will be determined by the Company’s Compensation Committee at the time of grant in the first quarter of 2021.  If Mr. Lisy retires after age 66, all awards will continue to vest in accordance with their original vesting schedule, subject to attainment of any applicable performance goals.  In addition, all Mr. Lisy’s equity awards will vest upon his death.

As was provided to Mr. Lisy in the prior agreement, Mr. Lisy also remains eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans) offered by Intermex as in effect from time to time on the same basis as generally made available to other employees of Intermex and is entitled to other fringe benefits customary for senior executives. The Employment Agreement continues to subject Mr. Lisy to customary restrictive covenants to protect the Company from competitive activities.

Consistent with the prior agreement, if Mr. Lisy’s employment terminates (x) by Intermex other than for Cause, Disability (as such terms are defined in the Employment Agreement) or death, (y) due to his resignation for Good Reason (as defined in the Employment Agreement) or (z) due to Intermex providing notice of non-renewal of the term of the Employment Agreement, Mr. Lisy would be entitled to an amount equal to two times the sum of Mr. Lisy’s base salary and Mr. Lisy’s target bonus, payable in equal installments over the two year period following termination, and any other Accrued Rights (as defined in the Employment Agreement).

The foregoing description of the Employment Agreement is intended only as a summary and is qualified in its entirety by reference to the actual terms of the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between Robert Lisy and Intermex Holdings, Inc., dated as of January 5, 2021.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MONEY EXPRESS, INC.

Dated: January 5, 2021	By:	/s/ Ernesto Luciano
	Name:	Ernesto Luciano
	Title:	General Counsel & Chief Compliance Officer